Income Multiplier Benefit Rider Contract Schedule

Owner:	[John Doe]	Contract Number:	[Specimen]
[Joint Owner:	[Jane Doe]]	Issue Date:	[May 1, 2022]
Annuitant:	[John Doe]

Income Multiplier Factor: [2]
Income Multiplier Benefit Wait Period: First [5] Contract Years

S40906-01 [Admin. Tracking Identifier]